Exhibit 10.27
AGREEMENT WITH RESPECT TO
THE NOTE PURCHASE AGREEMENT
     This Agreement with respect to the Note Purchase Agreement (this “Agreement”) is made as of this 19th day of December, 2008 among NRG Common Stock Finance II LLC, a Delaware limited liability company (“Issuer”), NRG Energy, Inc., a Delaware corporation (the “Company”), Credit Suisse International (together with its successor and assigns, “Purchaser”) and Credit Suisse Securities (USA) LLC (“Agent”), solely in its capacity as agent for Purchaser and Issuer.
W I T N E S S E T H
     WHEREAS, Issuer, Purchaser and Agent are party to the Note Purchase Agreement dated August 4, 2006 (the “Note Purchase Agreement”), whereby Issuer agreed to sell and Purchaser agreed to purchase Issuer’s promissory notes on the terms and conditions set forth therein;
     WHEREAS, Issuer, Purchaser and Agent have heretofore entered into a Note Purchase Amendment Agreement dated as of December 19, 2008 relating to the Note Purchase Agreement (the “First Amendment Agreement”) (and, for the avoidance of doubt, references to the Note Purchase Agreement herein shall mean the Note Purchase Agreement as modified or amended by such First Amendment Agreement);
     WHEREAS, Issuer and Purchaser wish to effect certain transactions in connection with the Note Purchase Agreement on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:
     SECTION 1. Definitions. As used herein, capitalized terms not defined herein shall have the meaning ascribed to them in, or as provided in, the Note Purchase Agreement.
     SECTION 2. Notice of Increased Costs. (a) Purchaser shall provide notice (an “Increased Costs Notice”) to Issuer following the end of each calendar month during which an Increased Cost of Stock Borrow, Increased Cost or Other Increased Cost of Hedging in respect of the Notes occurred or was continuing of the amount in U.S. dollars of each such Increased Cost of Stock Borrow, Increased Cost and/or Other Increased Cost of Hedging for such month. Such Increased Costs Notice shall specify the nature and amount of the Increased Cost of Stock Borrow, Increased Cost and/or Other Increased Cost of Hedging and shall provide a reasonably detailed basis for the determination thereof. In addition, in respect of any Increased Cost of Stock Borrow specified in such

Increased Costs Notice, Purchaser shall provide notice of (i) the reduction of the Threshold Price for any Note that the Calculation Agent would apply pursuant to Section 15 of the Note Purchase Agreement to account for such Increased Cost of Stock Borrow (the “Threshold Price Adjustment”) and (ii) an amount of cash in U.S. dollars (the “Increased Cost of Stock Borrow Amount”) relating to such Increased Cost of Stock Borrow that Issuer may elect to pay in lieu of such Threshold Price Adjustment. Purchaser shall respond in good faith to good faith inquiries or disputes from Issuer regarding the Increased Cost of Stock Borrow, Threshold Price Adjustment, Increased Cost and/or Other Increased Cost of Hedging set forth in an Increased Costs Notice. Notwithstanding the foregoing, Issuer may, in its reasonable judgment, designate as an Increased Cost of Stock Borrow or an Other Increased Cost of Hedging, as the case may be, any amount or portion thereof specified by Purchaser as an Other Increased Cost of Hedging or an Increased Cost of Stock Borrow in such Increased Costs Notice that Issuer reasonably believes should more properly have been characterized as an Increased Cost of Stock Borrow or an Other Increased Cost of Hedging, as the case may be, by providing notice to Purchaser of such designation by 5:00 PM, New York City time, on the second Business Day immediately following the date of the relevant Increased Costs Notice (such time on such Business Day, the “Notice Deadline”), in which case such Other Increased Cost of Hedging or Increased Cost of Stock Borrow shall be considered an Increased Cost of Stock Borrow or an Other Increased Cost of Hedging, as the case may be, for purposes of this Agreement.
     (b) By 5:00 PM, New York City time, on the third Business Day immediately following the date of each Increased Costs Notice, Issuer shall (i) if Issuer so elects pursuant to Section 2(a), pay the Increased Cost of Stock Borrow Amount in immediately available funds by wire transfer to an account designated by Purchaser and (ii) either (A) pay the aggregate amount of any Increased Cost and/or Other Increased Cost of Hedging specified in such Increased Costs Notice (such amount, the “Other Increased Cost Amount”) in immediately available funds by wire transfer to an account designated by Purchaser or (B) subject to satisfaction of the conditions set forth in Section 3, in lieu of paying the Other Increased Cost Amount in cash, deliver shares of NRG Common Stock (“Delivered Shares”) to Purchaser pursuant to Section 3. For the avoidance of doubt, if Issuer pays the Increased Cost of Stock Borrow Amount as set forth in this Section 2(b), then the Threshold Price Adjustment described in such Increased Costs Notice shall not take effect, and if Issuer does not make such payment by the time required, then such Threshold Price Adjustment shall be effective on the terms set forth in such Increased Costs Notice. The parties also acknowledge, for the avoidance of doubt, that the terms of the Notes do not provide for any adjustment to the Threshold Price in respect of an Increased Cost or an Other Increased Cost of Hedging.
     SECTION 3. Delivery of Shares. If Issuer elects in connection with any Increased Costs Notice to deliver Delivered Shares in lieu of paying the Other Increased Cost Amount in cash, then the following provisions apply.

     (a) Issuer may elect to deliver Delivered Shares in lieu of paying the Other Increased Cost Amount in cash only if Issuer notifies Purchaser of its irrevocable election to do so by the Notice Deadline and all Delivered Shares are, at the time of such delivery, covered by an effective registration statement of the Company for immediate resale by Purchaser (such registration statement, including the related prospectus, the “Registration Statement”) in form and content commercially reasonably satisfactory to Purchaser, and:
     (i) Purchaser (or an affiliate of Purchaser designated by Purchaser) shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to the Company that is customary in scope for underwritten offerings of equity securities and that yields results that are commercially reasonably satisfactory to Purchaser or such affiliate, as the case may be, in its discretion; and
     (ii) Purchaser (or an affiliate of Purchaser designated by Purchaser) and the Company shall have entered into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Delivered Shares by Purchaser or such affiliate substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance commercially reasonably satisfactory to Purchaser or such affiliate and the Company, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Purchaser and its affiliates and the Company, shall provide for the payment by the Company of all expenses in connection with such resale, including all registration costs and all fees and expenses of counsel for Purchaser, and shall provide for the delivery of customary “disclosure letters” of outside counsel to the Company with respect to the Registration Statement and customary accountants’ “comfort letters” to Purchaser or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Registration Statement. The parties agree that the substantive provisions of the Registration Agreement shall be substantially similar to those of the Underwriting Agreement dated as of August 4, 2006 among the Company, the Purchaser and Credit Suisse Securities (USA) LLC.
     (b) The number of Delivered Shares initially delivered to Purchaser in connection with any Increased Costs Notice shall equal the applicable Other Increased Cost Amount divided by the net resale value per share to Purchaser of such Delivered Shares as determined by the Calculation Agent.
     (c) If Issuer delivers the Delivered Shares in lieu of paying the Other Increased Cost Amount in cash, then Purchaser or its affiliate may sell (which sale shall be made in a commercially reasonable manner) such Delivered Shares during a period (the “Resale Period”) commencing on the Business Day following the Notice Deadline and ending on the Business Day on which Purchaser completes the sale of all such Delivered Shares or a sufficient number of Delivered Shares so that the realized net proceeds of such sales exceed the Other Increased Cost Amount. If any of such Delivered Shares remain after such realized net proceeds exceed the Other Increased Cost Amount, Purchaser shall return such remaining Delivered Shares to Issuer. If the Other Increased Cost Amount exceeds the realized net proceeds from such resale, Issuer shall transfer to Purchaser by the open of the regular trading session on the Exchange on the Scheduled Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of additional Delivered Shares (“Make-whole Shares”) equal to the Additional Amount divided by the net resale value per share to Purchaser of such Make-whole Shares as determined by the Calculation Agent. The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section 3(c). This provision shall be applied successively until the Additional Amount is equal to zero.
     (d) Notwithstanding the foregoing, Issuer shall not have the right to elect to deliver Delivered Shares in lieu of paying the Other Increased Cost Amount unless, at the time of such election, the Company represents in writing to Purchaser that the Company’s Annual Report on Form 10-K most recently filed with the Securities and Exchange Commission (the “Commission”) and all subsequent reports (collectively, the “Exchange Act Reports”) that have been filed by the Company with the Commission or sent to stockholders pursuant to the Exchange Act, do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and that such documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder.
     (e) If at any time during the Resale Period, (i) the Registration Statement becomes the subject of a stop order or ceases to be effective, (ii) the prospectus forming part of the Registration Statement at such time includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) any part of the Registration Statement, at the time such part became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, then (A) the Company shall immediately so notify Purchaser and (B) Issuer shall immediately repurchase from Purchaser all Delivered Shares not yet sold by Purchaser for an aggregate cash purchase price equal to the Other Increased Cost Amount minus the realized net proceeds of sales by Purchaser of the Delivered Shares already sold, for settlement on a T+3 basis. The Company shall be deemed to have represented and warranted to Purchaser continuously during any Resale Period, prior to delivery of a notice of the type described in clause (A) of the immediately preceding sentence, that none of the conditions set forth in clauses (i), (ii) and (iii) of the immediately preceding sentence exist.
     SECTION 4. Representations, Warranties and Agreements of the Company and Issuer. Each of the Company and Issuer represents, warrants and agrees as follows:
     (a) it has the power to execute this Agreement, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;
     (b) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;
     (c) all governmental and other consents that are required to have been obtained by it with respect to the execution and delivery of and the performance of its obligations under this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;
     (d) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles;
     (e) no Event of Default has occurred and is continuing and no such event or circumstance would reasonably be expected to occur as a result of its entering into or performing its obligations under this Agreement;
     (f) there is not pending or, to its knowledge, threatened against it or any of its affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement;
     (g) it is acting for its own account, and has made its own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment and upon advice of such advisors as it deems necessary; it acknowledges and agrees that it is not relying, and has not relied, upon any communication (written or oral) of Purchaser or any Affiliate of Purchaser with respect to the legal, accounting, tax or other implications of this Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications hereof (it being understood that information and explanations related to the terms and conditions of this Agreement shall not be considered investment advice or a recommendation to enter into this Agreement); it further acknowledges and confirms that it has taken independent tax advice with respect to this Agreement;
     (h) it is entering into this Agreement with a full understanding of all of the terms and risks hereof (economic and otherwise) and is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks; it is also capable of assuming (financially and otherwise), and assumes, those risks;
     (i) it acknowledges that neither Purchaser nor any Affiliate of Purchaser is acting as a fiduciary for or an advisor to the Company in respect of this Agreement;
     (j) it is not entering into this Agreement to create actual or apparent trading activity in the NRG Common Stock (or any security convertible into or exchangeable for NRG Common Stock) or to manipulate the price of the NRG Common Stock (or any security convertible into or exchangeable for NRG Common Stock) or otherwise in violation of the Exchange Act;
     (k) without limiting the generality of Section 4(b), this Agreement will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act;
     (l) it is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended; and
     (m) each of the Company and Issuer is, and shall be as of the date of any payment or delivery by Issuer hereunder, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages.
     SECTION 5. Note Purchase Agreement. Except as otherwise specified in this Agreement, the Note Purchase Agreement shall remain in full force and effect.
     SECTION 6. Effectiveness. This Agreement shall become effective upon execution hereof by the parties hereto and execution of the Note Purchase Amendment Agreement among Issuer, Purchaser and Agent of even date herewith by the parties thereto.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

ISSUER: NRG COMMON STOCK FINANCE II LLC
By:	/s/ Christopher Sotos
Name:	Christopher Sotos
Title:	Vice President and Treasurer

COMPANY: NRG ENERGY, INC.
By:	/s/ Christopher Sotos
Name:	Christopher Sotos
Title:	Vice President and Treasurer

PURCHASER: CREDIT SUISSE INTERNATIONAL
By:	/s/ Tobias Schraven
Name:	Tobias Schraven
Title:	Director

By:	/s/ Steve Winnert
Name:	Steve Winnert
Title:	Managing Director

AGENT: CREDIT SUISSE SECURITIES (USA) LLC
By:	/s/ Barry Dixon
Name:	Barry Dixon
Title:	Vice President